Exhibit 10.2 - Form of Restricted Stock Grant Agreement for Directors

SEMCO ENERGY, INC.
2004 Stock Award and Incentive Plan

RESTRICTED STOCK GRANT AGREEMENT FOR DIRECTORS

Grantee:	[Name]
Restricted Stock Grant:	[Number] Shares
Grant Date:	[Date]

THIS RESTRICTED STOCK GRANT AGREEMENT is effective as of the Grant Date stated above, by and between SEMCO Energy, Inc. and the Grantee.
WHEREAS, the shares of Restricted Stock described in this Agreement have been granted pursuant to, and are governed by, the Plan;
NOW, THEREFORE, the Company and the Grantee hereby agree as follows:
1.    Restricted Stock Grant. Subject to the terms and conditions of this Agreement, the Company hereby grants to Grantee the number of shares of Restricted Stock as specified above.
2.    Vesting.
(a)    Regular Vesting Date. Except as stated in Section 2(b) of this Agreement, the Grantee shall become one hundred percent (100%) vested in the shares of Restricted Stock granted pursuant to this Agreement one-third on the first anniversary of the Grant Date, one-third on the second anniversary of the Grant Date, and one-third on the third anniversary of the Grant Date.
(b)    Accelerated Vesting Dates. Notwithstanding the vesting requirements specified in Section 2(a) of this Agreement, all shares of Restricted Stock shall become 100% vested upon the occurrence of a Change in Control.

3.    Restrictions/Forfeitures. All shares of Restricted Stock shall be subject to the following restrictions until their Vesting Date:
(a)    Forfeiture on Termination. Subject to Section 2 of this Agreement, if the Grantee’s service as a Director terminates for any reason prior to the Vesting Date for the shares of Restricted Stock, the Grantee shall forfeit all rights with respect to such unvested shares of Restricted Stock, and the book entry account shall be null, void and of no effect as of the date the Grantee’s service as a Director terminates.
(b)    Nontransferability. Prior to the Vesting Date with respect to the Restricted Stock, such shares of Restricted Stock shall be nontransferable and may not be sold, hypothecated or otherwise assigned or conveyed by a Grantee to any party, except as otherwise provided in Section 11(c) of the Plan.
(c)    Additional Shares. Any shares of Common Stock accruing to Restricted Stock as a result of any adjustment under Section 11(c) of the Plan will be subject to the same restrictions (and have the same Vesting Dates) as the shares of Restricted Stock to which they accrue.
4.    Delivery of Shares.
(a)    Granted Shares. The shares of Restricted Stock awarded under this Plan shall be held in a book entry account for the Grantee by a broker-dealer designated by the Company and shall be registered in his name. Such shares of Restricted Stock shall be subject to the restrictions described Sections 2 and 3 of this Agreement until the Vesting Date for such shares of Restricted Stock, and the book entry account evidencing the shares of Restricted Stock shall bear a legend noticing those restrictions either specifically or by reference to the provisions of this Agreement. Such shares of Restricted Stock, when issued in accordance with this Agreement, shall be deemed to be fully paid and nonassessable. The Grantee shall supply the Company with an executed stock power or similar authorization with respect to any shares of Restricted Stock held in a book entry account.

(b)    Vested Shares. Within ten (10) business days after the date on which the shares of Restricted Stock have vested pursuant to Section 2 of this Agreement, the restrictions on the book entry account holding such shares shall be removed and the stock power or similar authorization described in Section 4(a) of this Agreement will be destroyed.
5.    Ownership Rights. Except as otherwise provided in Sections 3 and 4, upon the grant of the shares of Restricted Stock under this Agreement, the Grantee shall exercise all ownership rights (including, without limitation, the right to vote and the right to receive dividends) with respect to such shares, provided that voting and dividend rights with respect to the shares will be exercisable only if the record date for determining shareholders entitled to vote, or to receive dividends, falls on or after the Grant Date and before the effective date of a forfeiture of Restricted Stock under Section 4 of this Agreement. The Grantee shall have the same rights with respect to any shares of Common Stock accruing to Restricted Stock as a result of any adjustment under Section 11(c) of the Plan.
6.    Deferral of Exercise or Delivery of Shares. Notwithstanding any provision in this Agreement to the contrary, if any law or regulation of any governmental authority having jurisdiction in the matter requires the Company, the Committee or the Grantee to take any action or refrain from action in connection with the delivery of shares of Restricted Stock under this Agreement, or to delay such delivery, then the delivery of such shares of Restricted Stock shall be deferred until such action has been taken or such restriction on action has been removed.
7.    General Provisions. The Grantee acknowledges that he has read, understands and agrees with all of the provisions in this Agreement and the Plan, including (but not limited to) the following:
(a)    Authority of Committee. The Committee shall have all the authority set forth in the Plan including, but not limited to, the authority to administer the Agreement and the Plan; to make all determinations with respect to the construction and application of the Agreement, the Plan, and the resolutions of the Board of Directors establishing the Plan; to adopt and revise rules relating to the Agreement and the Plan; and to make other determinations which it believes are necessary or advisable for the administration of the Agreement and the Plan. Any dispute or disagreement which arises under this Agreement or the Plan shall be resolved by the Committee in its absolute discretion. Any such determination, interpretation, resolution, or other action by the Committee shall be final, binding and conclusive with respect to the Grantee and all other persons affected thereby.

(b)    Notices. Any notice which is required or permitted under this Agreement shall be in writing (unless otherwise specified in the Agreement or in a writing from the Company to the Grantee), and delivered personally or by mail, postage prepaid, addressed as follows: (i) if to the Company, at 1411 Third Street, Ste. A, Port Huron, Michigan 48060, Attention: Corporate Secretary, or at such other address as the Company by notice to the Grantee may have designated from time to time; (ii) if to the Grantee, at the address indicated in the Company's then-current records, or at such other address as the Grantee by notice to the Company may have designated from time to time. Such notice shall be deemed given upon receipt.
(c)    Taxation. The ultimate liability for any and all taxes is and remains the Grantee’s responsibility and liability and the Company makes no representations or undertakings regarding the treatment of any taxes in connection with any aspect of the grant under this Agreement, including the grant, vesting and the subsequent sale of Restricted Stock acquired under the Plan, and does not commit to structure the terms of the grant or any aspect of the Restricted Stock grant to reduce or eliminate the Grantee’s liability for any such taxes. The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount to satisfy federal, state and local taxes required to be withheld with respect to the Restricted Stock.
(d)    Nontransferability. This Agreement and the shares of Restricted Stock granted to the Grantee shall be nontransferable and shall not be sold, hypothecated or otherwise assigned or conveyed by the Grantee to any other person, except as specifically permitted in this Agreement. No assignment or transfer of this Agreement or the rights represented thereby, whether voluntary or involuntary, or by operation of law or otherwise, shall vest in the assignee or transferee any interest or right whatsoever, except as specifically permitted in this Agreement. The Agreement shall terminate, and be of no force or effect, immediately upon any attempt to assign or transfer the Agreement or any of the shares of Restricted Stock to which the Agreement applies.

(e)    Designation of Beneficiary. Notwithstanding anything in Section 7(d) to the contrary, the Grantee may designate a person or persons to receive, in the event of his death, any rights to which he would be entitled under this Agreement. Such a designation shall be filed with the Company in accordance with uniform procedures specified by the Committee. The Grantee may change or revoke a Beneficiary designation at any time by filing a written statement of such change or revocation with the Company in accordance with uniform procedures specified by the Committee. No Beneficiary designation or change of Beneficiary designation will be effective until notice thereof is received. If Grantee fails to designate a Beneficiary or if the Beneficiary predeceases the Grantee, the legal representative of Grantee's estate shall be deemed to be his Beneficiary for purposes of this Agreement. The Grantee is not required to obtain spousal consent to designate someone other than the spouse as beneficiary.
(f)    No Shareholder Rights. Except as otherwise specifically provided in Section 4 of this Agreement (regarding shareholder rights of the Grantee with respect to shares of Restricted Stock), until the shares of Restricted Stock have vested in accordance with the provisions of Section 2 of this Agreement, the Grantee shall have no rights as a shareholder of the Company and shall not be deemed to be a shareholder of the Company for any purpose.
(g)    No Right to Continue as a Director. This Agreement shall not be deemed to limit or restrict the right of the Company to terminate the Grantee's service as a Director at any time, for any reason, with or without cause, or to limit or restrict the right of the Grantee to terminate his service as a Director of the Company at any time.
(h)    Amendment or Termination. This Agreement may be amended or terminated at any time by the mutual agreement and written consent of the Grantee and the Committee, but only to the extent permitted under the Plan.

(i)    Governing Instrument. This Agreement is subject to all terms and conditions of the Plan and shall at all times be interpreted in a manner that is consistent with the intent, purposes, and specific language of the Plan.
(j)    Severability. If any provision of this Agreement should be held illegal or invalid for any reason by the Committee or court of applicable jurisdiction, such determination shall not affect the other provisions of this Agreement, and it shall be construed as if such provision had never been included herein.
(k)    Headings/Gender. Headings in this Agreement are for convenience only and shall not be construed to be part of this Agreement. Any reference to the masculine, feminine or neuter gender shall be a reference to other genders as appropriate.
(l)    Governing Law. This Agreement shall be construed, and its provisions enforced and administered, in accordance with the laws of the State of Michigan and, where applicable, federal law.
8.    Definitions. All capitalized terms shall have the meaning set forth in the Plan or, if not defined in the Plan, shall be defined as set forth below.
(a)    Change in Control has the meaning specified in Section 9(c) of the Plan.
(b)    Company means SEMCO Energy, Inc., its successors and assigns, and any other company or other entity, whether foreign or domestic, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than eighty percent (80%) by reason of stock ownership or otherwise.
(c)    Director means a member of the Board of Directors of the Company.
(d)    Disability Retirement Date means the date of the Grantee’s termination from service as a Director due to Disability. For purposes of this Agreement, Disability means the inability of the Grantee to adequately perform his regular duties as a Director for the Company as a result of sickness or an accident for a period of one hundred eighty (180) days.
(e)    Grant means the number of shares of Restricted Stock specified on the first page of this Agreement.

(f)    Grant Date means the date set forth on the first page of this Agreement.
(g)    Grantee means the Eligible Person named on the first page of this Agreement.
(h)    Plan means the SEMCO Energy, Inc.2004 Stock Award and Incentive Plan, as adopted by the Board of Directors on March 12, 2004, and approved by the Company’s shareholders on May 24, 2004, and as amended from time to time.
(i)    Retirement Date means the date of the Grantee’s termination of service as a Director on or after the date the Grantee attains age 60.
(j)    Vesting Date means any one of the dates upon which the restrictions contained in Section 3 of this Agreement lapse with respect to the shares of Restricted Stock granted to the Grantee under this Agreement, which date shall be determined in accordance with Section 2 of this Agreement.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers under its corporate seal, and the Grantee has executed this Agreement, as of the day and year first above written.

SEMCO ENERGY, INC. By:________________________________
ATTEST: __________________________________ Corporate Secretary
GRANTEE ___________________________________ Name:______________________________

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